                                                                     Exhibit 5.2


    BOSTON                    LATHAM & WATKINS                    NEW YORK
   BRUSSELS                   ATTORNEYS AT LAW               NORTHERN VIRGINIA
    CHICAGO                      www.lw.com                    ORANGE COUNTY
   FRANKFURT                                                       PARIS
    HAMBURG                 ____________________                 SAN DIEGO
   HONG KONG                                                   SAN FRANCISCO
    LONDON                                                     SILICON VALLEY
  LOS ANGELES                                                    SINGAPORE
     MILAN                                                         TOKYO
    MOSCOW                                                    WASHINGTON, D.C.
  NEW JERSEY



                                 October 1, 2002

AMB Property Corporation
AMB Property, L.P.

Pier 1, Bay 1
San Francisco, California  94111

      Re: Registration of Deferred Compensation Obligations of AMB Property Corporation and AMB Property, L.P. pursuant to a Registration Statement on Form S-8
            -----------------------------------------------------------

Ladies and Gentlemen:

            At your request, we have examined the registration statement on Form S-8 (the "Registration Statement") being filed by AMB Property Corporation, a Maryland corporation (the "Company"), and AMB Property, L.P., a Delaware limited partnership (the "Operating Partnership"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $15,000,000 of deferred compensation obligations of the Company and the Operating Partnership ("Obligations") under the Amended and Restated AMB Nonqualified Deferred Compensation Plan effective September 1, 2002 (the "Plan").

            In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and the Operating Partnership in connection with the issuance of the Obligations and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with the law.

            As such counsel, we have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent we have relied upon certificates of officers of the Company and the Operating Partnership and others with respect to certain factual matters. We have not independently verified such factual matters.

------------------------------------------------------------------------------
   505 Montgomery Street, Suite 1900 - San Francisco, California 94111-2562
               TELEPHONE: (415) 391-0600 - FAX: (415) 395-8095

LATHAM & WATKINS
AMB Property Corporation
AMB Property, L.P.
October 1, 2002
Page 2



            We are opining herein as to the effect on the subject transaction only of (i) the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including statutory law and reported Federal decisional law thereunder, and (ii) the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction. Our opinion set forth below is based upon our consideration of only those statutes, regulations and reported decisional law, which in our experience are normally applicable to deferred compensation plans.

            Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, assuming due authorization of the Plan and the Obligations by all necessary corporate action of the Company and due authorization of the Plan and the Obligations by all necessary partnership action of the Operating Partnership, upon the issuance of the Obligations in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, such Obligations will be legally valid and binding obligations of the Company and the Operating Partnership.

            The opinion expressed above is further subject to the following limitations, qualifications and exceptions:

            (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

            (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which such proceeding is brought;

            (c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness;

            (d) the unenforceability under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

            (e) certain rights, remedies and waivers contained in the Plan may be limited or rendered ineffective by applicable laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Plan invalid or unenforceable as a whole.

            We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability of Section 548 of the United States Bankruptcy

LATHAM & WATKINS
AMB Property Corporation
AMB Property, L.P.
October 1, 2002
Page 3


Code or applicable state law relating to preferences and fraudulent transfers and obligations to the obligations of the Company and Operating Partnership under the Obligations.

            We assume for purposes of this opinion that (i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, with full power and authority to execute, deliver and perform its obligations under the Plan and the Obligations, and (ii) the Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute, deliver and perform its obligations under the Plan and the Obligations.

            In addition, we express no opinion with respect to the liabilities or obligations of the Company, the Operating Partnership or any other person under any trust agreement entered into or that may be entered into in connection with the Plan, and we express no opinion with respect to the applicability of ERISA or any other laws to, or their effect on, any such trust agreement.

            We consent to your filing this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,



                                    /s/ Latham & Watkins